Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Press Contact:
Brenda Stewart
Director of Marketing Communications
312-540-6622
brenda.stewart@merge.com

MERGE HEALTHCARE COMPLETES PRIVATE OFFERING OF $52 MILLION OF 11.75% SENIOR SECURED NOTES DUE 2015

Chicago, June 20, 2011 – Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge”) today announced the successful completion of its previously announced private offering (the “Offering”) of $52 million in aggregate principal amount of its 11.75% Senior Secured Notes due 2015.  The notes were offered as additional debt securities under an indenture pursuant to which Merge previously issued $200 million in aggregate principal amount of Senior Secured Notes due 2015, and as supplemented by a first supplemental indenture entered into on June 14, 2011 in connection with Merge’s previously announced consent solicitation and a second supplemental indenture entered into on June 20, 2011 in connection with the Offering.

The notes are senior secured obligations of Merge and will be guaranteed on a senior basis by all of Merge’s domestic restricted subsidiaries. Merge will use the net proceeds of the Offering to, among other things, (i) redeem and retire the outstanding Series A Non-Voting Preferred Stock issued by Merge in a private placement in connection with its acquisition of AMICAS, Inc., (ii) pay the consent payments in connection with the Company’s previously announced consent solicitation (the “Solicitation”) and (iii) pay fees and expenses related to the Solicitation and the Offering.

Merrick RIS, LLC, a controlled affiliate of Michael Ferro, and which in the aggregate directly or indirectly owns approximately 37% of Merge’s common stock on a fully-diluted basis, purchased an aggregate principal amount of $5 million of notes at the same purchase price per note as the other investors who purchased notes.  As a result of this purchase, Merrick RIS, LLC now holds $10 million in aggregate principal amount of notes.

The notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.  Any offers of the notes will be made only by means of a private offering memorandum.

Merge Healthcare Incorporated is a leading provider of enterprise imaging and interoperability solutions.  Merge Healthcare solutions facilitate the sharing of images to create a more effective and efficient electronic healthcare experience for patients and physicians.  Merge Healthcare provides enterprise imaging solutions for radiology, cardiology and orthopaedics; a suite of products for clinical trials; software for financial and pre-surgical management, and applications that fuel the largest modality vendors in the world. Merge Healthcare’s products have been used by healthcare providers, vendors and researchers worldwide to improve patient care for more than 20 years.  Additional information can be found at www.merge.com.

Forward Looking Statements
The matters discussed in this press release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. These statements are based on information currently available to Merge Healthcare and are subject to a number of risks and uncertainties.  Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, Merge Healthcare undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.  Such statements may also include, but are not limited to, statements about the anticipated use of the proceeds of the offering and other such statements that are not historical facts, and which are or may be based on Merge Healthcare’s plans, estimates and projections.  Such forward-looking statements involve risks and uncertainties, many of which are beyond the control of Merge Healthcare, which could cause Merge Healthcare’s actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, Merge Healthcare’s indebtedness and ability to pay its indebtedness, tax law changes, failure to obtain or delay in obtaining necessary regulatory approvals, required financing, note holder consents or to satisfy any of the other conditions of the transaction, and general economic and business conditions that affect Merge Healthcare. These risks, uncertainties and other factors include, without limitation, those matters discussed in Item 1A of Part I of Merge Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  Except as expressly required by the Federal securities laws, Merge Healthcare undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason.